Exhibit 10.1

AGREEMENT AND RELEASE

        THIS AGREEMENT is made on the 18th day of July, 2002, by and between Ronald S. Austin (hereinafter called “Executive”) and PMA Capital Corporation (hereinafter called “Company”).

RECITAL

        WHEREAS, Executive has served as President and Chief Operating Officer of Caliber One Indemnity Company and Caliber One Management Company;

        WHEREAS, Caliber One Indemnity Company and Caliber One Management Company have ceased ongoing business operations;

        WHEREAS, the Company and Executive have mutually agreed that Executive will resign all of his positions with the Company and its subsidiaries on the Termination Date defined herein;

        WHEREAS, Executive and Company further desire to resolve any and all issues that may exist between them concerning Executive’s employment and separation from employment; and

        WHEREAS, this Agreement and Release has been approved by the Compensation Committee of the Board of Directors of the Company.

        NOW THEREFORE, Company and Executive, for good and valuable consideration, and intending to be legally bound, agree as follows:

        1.     Termination Date. Executive shall resign from employment with Company and its subsidiaries effective the end of business on July 15, 2002 ("Termination Date").

        2.     Severance Pay. In consideration of the agreements and covenants in paragraph 7 and of the release in paragraph 8, the Company shall continue paying Executive his base salary for the period from the Termination Date to October 15, 2003 on a semi-monthly basis on normal salary payment dates, less usual and customary payroll deductions and withholding taxes ("Severance Payments") beginning on the first normal salary payment date following the effective date as set forth in paragraph 18.

        3.     Benefits. Except as otherwise set forth below, all of Executive's employee benefits, including, but not limited to, health, welfare, life and disability benefits, shall terminate as of the Termination Date.

               a) During the continuation of Severance Payments, Executive may elect to continue group health care elections under the provisions of the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), with continuation of those same subsidies of the cost of coverage being provided by the Executive prior to the Termination Date. The Company will deduct, on an after tax basis, the Executive’s portion of the premiums from

Severance Payments so long as the Executive returns a completed COBRA form with this signed Agreement; otherwise, Executive will be responsible for timely premium payments for his portion. After the Severance Payments cease, continuing coverage under COBRA will be without any Company subsidy of the cost of that coverage and Executive must make timely premium payments under COBRA for such health insurance coverage in order to maintain the health insurance at 102% of Company’s cost of coverage. Notwithstanding the foregoing, the Company has no obligation to pay the premiums for such health insurance coverage in the event that Executive is eligible to receive and/or obtain alternative health insurance coverage after the Termination Date. Executive hereby acknowledges receipt of information regarding COBRA coverage.

               b) The COBRA continuation period will be deemed to commence on the first day of the calendar month following the month of Executive’s separation from employment, whether or not COBRA coverage is actually elected at such time or deferred. Notwithstanding the foregoing, COBRA coverage will only be available if Employee is eligible for COBRA coverage elected in the time and manner prescribed, and Employee timely remits Employee’s payments of the premiums, as required, for COBRA coverage.

               c) Nothing in this paragraph 3 will affect the Executive’s vested benefits, if any, under the Company’s qualified and non-qualified employee plans; the existence, amount, and payment of such benefits shall be determined pursuant to the applicable provisions of the applicable plans.

        4.     Vacation Pay. Payment for accrued unused vacation days will be made as soon as practicable after the Termination Date.

        5.     Outplacement and Referrals.

               a) Outplacement services are offered to Executive for both counseling and job search. If Executive wishes to avail himself of these services, he must so advise Robert L. Pratter, Senior Vice President and General Counsel before July 31, 2002 or forfeit such assistance.

               b) All referrals for verification of employment should be directed solely to Company’s Senior Vice President and General Counsel. In keeping with Company’s policy, no details relating to Executive’s past employment with Company beyond title, dates of employment and verification of salary range will be discussed with any potential Company. Executive’s termination will be characterized as “amicable”.

        6.     Business Expenses. Company agrees to reimburse Executive for normal business expenses incurred prior to the Termination Date; provided that Executive submits appropriate and complete documentation that is satisfactory to Company to support his claim for such reimbursement and requests such reimbursement upon acceptance of this Agreement. Executive warrants that he has surrendered any and all credit cards issued to him through the Company, on or prior to the date hereof, and shall not incur any additional expenses on behalf of Company nor seek reimbursement therefor after the date of this Agreement.

        7.     Agreements and Covenants. Executive agrees that:

               a) He has no claim to nor will he seek or receive any other money or consideration from Company or its direct or indirect subsidiaries or its related corporations, companies, or divisions (hereinafter collectively referred to as “Affiliates”) except as provided in this Agreement.

               b) He will immediately notify the Company of employment in any field or business with another entity subsequent to the date of this Agreement.

               c) He will return to Company on or before the Termination Date any company property including, but not limited to, company-provided club memberships, automobile, cell telephones, identification cards, access cards, computers, company manuals, equipment, records and files.

               d) For a period of one year after the later of Executive’s Termination Date or closing of the sale of Caliber One Indemnity Company, or if later, the date any injunctive relief is obtained pursuant to paragraph 7 (g), Executive will not, directly or indirectly, on his own behalf or as an employee, officer, director, consultant, partner, owner, stockholder, creditor, agent, trustee or advisor of any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity or person (hereinafter a “Person”), without Company’s written consent solicit or otherwise seek to persuade any director, officer, agent, consultant or employee of Company or any of its Affiliates, including the employees listed on Exhibit B (“Transferred Employees”), to discontinue that individual’s status or employment with Company or its Affiliates or with respect to the Transferred Employees, Caliber One Indemnity Company, its successors or assigns.

               e) He will not disclose or make known to anyone other than employees of Company or its Affiliates, or use for his benefit, or the benefit of any corporation, firm, entity or person unrelated to Company or its Affiliates any knowledge, information or materials belonging to Company or its Affiliates about their products, services, know-how, customers, business plans or financial, marketing, pricing, compensation and other proprietary matters (“Confidential Information”), whether or not subject to trademark, copyright, trade secret or other protection, which was made known to Executive (whether or not with the knowledge and permission of Company or its Affiliates, whether or not developed, devised or otherwise created in whole or in part by the efforts of Executive and whether or not a matter of public knowledge unless as a result of authorized disclosure) by reason of his employment by Company or its Affiliates. However, after such Confidential Information has become public knowledge, Executive shall have no further obligation under this paragraph regarding that publicly known information so long as Executive was in no manner responsible, directly or indirectly, for permitting such information to become public knowledge without the consent of Company or the applicable Affiliate.

               f) He will not make any public or private statements or other utterances, written or oral, or act in any manner that is intended to, or does in fact disparage or damage the goodwill of the business of Company or its Affiliates, or the business or personal reputation of any of its directors, officers, agents or employees, client or suppliers.

               g) A violation on the part of the Executive of the covenants contained in paragraphs (d), (e) or (f) above will cause irreparable damage to Company and its Affiliates and that it is and will be impossible to estimate or determine the damage that will be suffered by Company or its Affiliates in the event of a breach by the Executive of such covenants. Therefore, the Executive further agrees that Company shall be entitled, as a matter of course, to an injunction out of any court of competent jurisdiction, restraining any further violation of such covenant or covenants by the Executive. This right to an injunction shall be in addition to all other rights and remedies afforded by law and under this Agreement.

        8.      Releases. Executive, for himself, and his executors, administrators, heirs and assigns:

               a) For and in consideration of the monies and benefits provided to Executive by Company, as more fully described in paragraph 2 this Agreement, and for other good and valuable consideration, hereby fully waives, releases, and forever discharges Company and each and all of its past and present subsidiaries, parent and related corporations, companies and divisions, and its past and present respective officers, directors, shareholders, trustees, employees, attorneys, agents and Affiliates, and their predecessors, successors and assigns (hereinafter collectively referred to as “Releasees”) of and from any and all rights, debts, claims, actions, liabilities, agreements, damages, or causes of action (hereinafter collectively referred to as “claims”), of whatsoever kind or nature, whether in law or equity, whether known or unknown, that he ever had or, now has, in any capacity, either individually, or as a director, officer, representative, agent or employee of Releasees against any or all of the Releasees, for, upon, or by reason of any cause, matter, thing or event whatsoever occurring at any time up to and including the date he signs this Agreement. Executive acknowledges and understands that the claims being released in this paragraph include, but are not limited to, all claims arising from or in connection with Executive’s employment or termination of employment, all claims for wrongful discharge, breach of contract, either express or implied, interference with contract, emotional distress, back pay, front pay, benefits, fraud, misrepresentation, defamation, claims arising under the Civil Rights Acts of 1964 and 1991, as amended, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, as amended (ADEA), the Older Workers Benefit Protection Act, as amended (OWBPA), the National Labor Relations Act, as amended, Worker Adjustment and Retraining Notification Act (WARN), the Fair Labor Standards Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, (ERISA), the Family and Medical Leave Act, as amended, the Pennsylvania Wage and Hour Laws, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Human Relations Act, and any and all other claims whether arising under federal, state or local law, rule, regulation, constitution, ordinance or public policy. Executive agrees that Executive will not initiate any civil lawsuit or institute any civil lawsuit against Releasees, or any one of them, in connection with any claim released by this Agreement.

               b) Executive hereby agrees to waive any provisions of state or federal law that explicitly or implicitly would prevent the application of this Agreement to claims which Executive does not know of or expect to exist in his favor at the time of executing this Agreement which, if known by Executive, would have materially affected his decision to execute this Agreement. In addition, Executive hereby agrees to waive any provisions of state or federal law, which might require a more detailed specification of the claims being released pursuant to the provisions of this Agreement.

        9.     No Lawsuits. Executive understands and acknowledges that Company’s purpose for entering into this Agreement is to avoid any civil litigation by Executive. Therefore, in the event the Executive has filed or files any civil complaint, institutes any lawsuit, or initiates or continues any action whatsoever, for a claim that is being released under paragraph 8 (excepting only an action to compel compliance by Company with this Agreement) against any of the Releasees, the Executive shall pay back to Company seventy-five percent (75%) of the monies received or paid out under paragraph 2 and any other thing of value received under this Agreement with the maximum amount of interest allowed by law compounded annually and to pay Releasees, their costs and attorney’s fees in such action. With respect to the Executive’s obligations to the Releasees under paragraph 8, the Releasees shall also have the right of set-off against any obligation to the Executive whether or not under this Agreement. The provisions of this paragraph 9 shall be inapplicable to any matters regarding the ADEA.

        10.     Cooperation.

               a) Executive agrees to cooperate fully with Company, its legal counsel and/or insurance carrier in the defense of any claim, suit, action, charge, complaint or controversy arising out of the his employment or area of responsibility (including depositions, hearings and judicial proceedings, if necessary). Such cooperation includes, but is not limited to, meeting with Company personnel and/or its attorneys without charge in order to prepare for any such deposition, hearing or judicial proceeding.

               b) For a period of one year from the Termination Date, Executive agrees to reasonably cooperate with Company and/or its financial advisors in matters arising out of his area of responsibility during his employment, including, but not limited to, counsel and advice relating to rating agency investor, analyst and regulatory matters.

        11.     No Contract of Employment. This Agreement does not create and is not evidence of a contract of employment between Executive and Company. Executive understands, as does Company, that the employment relationship has at all times been one of employment-at-will, with either party having the right to terminate the employment relationship at any time with or without cause. Such mutual right of termination has been in full force and effect throughout the entire period of Executive’s employment with Company.

        12.     No Legal Liability. Executive agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by Releasees or any one of them and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since Releasees expressly deny liability. Company is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory severance of Executive’s employment.

        13.     Severability. Should any clause of this Agreement be found to be in violation of law, or ineffective or barred for any reason whatsoever, the remainder of the Agreement shall continue in full force and effect; provided however, that if any release, waiver or agreement set forth or referred to in this Agreement, including, but not limited to, those set forth in paragraph 8, is declared to be invalid, illegal or unenforceable, in whole or in part, Company shall have the right to elect to consider its obligations under this Agreement to be null and void as of the date of execution of this Agreement and, in such case, any payments or benefits that had been afforded under this Agreement shall be returned to Company with the maximum amount of interest permitted by law, compounded annually, except to the extent inconsistent with the ADEA.

        14.     Remedies Cumulative. The Executive agrees that the remedies under paragraphs 7, 9, and 13 shall not constitute or be construed to constitute liquidated damages and shall not in any way cancel or impair any right or remedy at law or equity which Company may otherwise have.

        15.     No Assignment. The rights and obligations conferred hereunder shall not be subject to assignment without the prior consent of both Executive and Company.

        16.     Exclusive Agreement. Executive affirms that the only consideration for the signing of this Agreement is the terms stated herein and that no other representations, promises or agreements of any kind have been made to Executive by any person or entity whatsoever to cause him to sign this Agreement. Executive and Company affirm that this Agreement sets forth the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior or contemporaneous agreements or understandings between the parties with respect to employment and/or the subject matter contained herein. No alteration or other modification of this Agreement shall be effective unless made in writing and signed by both parties.

        17.     Acknowledgement. Executive acknowledges that he has read this Agreement and that Company advised Executive of his right to consult with an attorney prior to executing this Agreement. Executive further acknowledges that he has been given a period of forty-five (45) days within which to consider this Agreement before executing it, and that if he does so before the end of such period, he does so of his own free will and with the full knowledge that he could have taken the full period. If Executive does not execute the Agreement on or before the expiration of the forty-five (45) day period, the offer by Company to enter into this Agreement shall automatically be withdrawn, and this Agreement shall be deemed null and void without any further action by Company.

        18.     Effective Date. This Agreement will not become effective or enforceable until seven (7) days after Executive executes it. Executive may revoke this Agreement within the seven (7) day period by sending written notice to Company, Attention: Robert L. Pratter, Esquire, Senior Vice President and General Counsel, but such notice must be received within that seven (7) day period to be valid. If the Executive so revokes this Agreement, the offer of the terms contained herein shall be automatically withdrawn, and this Agreement shall be deemed null and void without any further action by the Company. If revocation is not received within the seven (7) day period referred to above, this Agreement will go into effect on the first business day immediately following the expiration of that seven (7) day period.

        19.     Affirmation. Executive affirms that (a) he has carefully read the foregoing Agreement, (b) he fully understands the meaning, intent, and consequences of this document, (c) he has signed the Agreement voluntarily, knowingly and without any force and coercion, and (d) he intends to be bound by the promises contained in this Agreement for the consideration stated in the Agreement.

        20.      Withholding Taxes. All payments made under and in connection with this Agreement are subject to any and all applicable federal, state and local withholding taxes.

        21.      Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        22.      Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of their respective successors, heirs and assigns.

        23.      Governing Law. This Agreement shall be interpreted and enforced pursuant to the internal laws of the Commonwealth of Pennsylvania.

        24.      Waiver. No term or provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by all parties hereto.

        25.      Notices. All notices or other communications hereunder shall be in writing and addressed as follows:

To Company:
PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103
Attention: Robert L. Pratter, Esq
Senior Vice President and General Counsel
To Executive:
Ronald S. Austin
121 Foxhill Drive
Wrightstown, PA 18940

or to such other addresses or persons as the parties, from time to time, may furnish one another by notice given in accordance with this paragraph. All notices or other communications addressed pursuant to this paragraph 25 and sent: (i) via facsimile or personal delivery shall be effective when received; and (ii) via first-class mail, postage pre-paid or overnight mail shall be effective when properly deposited.

        IN WITNESS WHEREOF, the Executive indicates his understanding, agreement with and voluntary acceptance of this Agreement by signing in the space below and thereby the parties have executed this Agreement as of the date first above written.

PMA CAPITAL CORPORATION

By: /s/ John W. Smithson
John W. Smithson, President and
Chief Executive Officer

Executive:	(SEAL)

By: /s/ Ronald S. Austin	7/25/02
Ronald S. Austin	Date

EXHIBIT A

ENDORSEMENT

               I, Ronald S. Austin, hereby acknowledge that I have been advised that I have forty-five (45) days in which to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the forty-five (45) day period.

               I declare under penalty of perjury under the laws of the Commonwealth of Pennsylvania that the foregoing is true and correct.

               EXECUTED this 25th day of July       , 2002 at Wrightstown      , Pennsylvania.

                              /s/ Ronald S. Austin                 (SEAL)

                             Executive’s Signature

EXHIBIT B

TRANSFERRED EMPLOYEES

Donna Biondich
John Black
Dean Campbell
Charles Clemens
J. Robert Gambell
Helen Kovac
Alan Ogilvie
William Rossiter
Carter Schlenke
G. Dennis Sparks
Nicholas Taube
Michael Wright
Stephen York